Exhibit 11.0

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                ------------------------------------------------

                                                   Three Months Ended       Nine Months Ended
                                                     March 31, 2005           March 31, 2005
                                                    -----------------       -----------------
                                                        (In Thousands, Except Share and
                                                           Per Share Data, Unaudited)

Income available to common stockholders                $     3,826         $    10,814

Weighted average shares outstanding                     70,991,800          70,991,800

Basic earnings per share                               $      0.05         $      0.15

Income for diluted earnings per share                  $     3,826         $    10,814

Total weighted average common shares and equivalents
outstanding for diluted computation                     70,991,800          70,991,800

Diluted earnings per share                             $      0.05         $      0.15

